Exhibit 99.1
CEVA, Inc. Announces Second Quarter 2009 Financial Results
•	Company Delivers Strong Results Despite Challenging Market Environment
•	Worldwide Cellular Baseband Market Share for CEVA DSPs Increases to Record High 18%
SAN JOSE, Calif. — July 29, 2009 — CEVA, Inc. (NASDAQ: CEVA); (LSE: CVA), a leading licensor of silicon intellectual property (SIP) platform solutions and DSP cores for the mobile handset, consumer electronics and portable device markets, today announced its financial results for the second quarter ended June 30, 2009.
Total revenue for the second quarter of 2009 was $9.1 million, a decrease of 10% compared to $10.1 million reported for the second quarter of 2008. Second quarter 2009 licensing revenue was $4.3 million, a decrease of 29% from the five year record high of $6.0 million reported for the second quarter of 2008. Royalty revenue for the second quarter of 2009 was $4.0 million, an increase of 30% over $3.0 million reported for the second quarter of 2008. Revenue from services for the second quarter of 2009 was $0.9 million, a decrease of 13% from $1.0 million reported for the second quarter of 2008.
Gideon Wertheizer, Chief Executive Officer of CEVA, stated, “We are pleased with the strong results this quarter. Our worldwide market share in the handset space reached a record high of 18% in the second quarter from 12% market share in the first quarter of 2009, driven primarily by the expansion in emerging markets. Also, we are encouraged by the increased interest in our newest DSP technologies for next generation wireless products. Nonetheless, while the global economic environment seems to show signs of recovery, companies are maintaining a cautious outlook on new technology investments.”
During the second quarter of 2009, the Company recorded a pre-tax capital gain of $1.9 million from the equity divestment of GloNav Inc. to NXP Semiconductors. Including this pre-tax capital gain, U.S. GAAP net income for the second quarter of 2009 was $2.3 million, an increase of 235% over $691,000 reported for the same period of last year. U.S. GAAP diluted net income per share for the second quarter of 2009 was $0.12 per share, an increase of 300% compared to $0.03 for the second quarter of 2008.

Non-GAAP net income and diluted net income per share for the second quarter of 2009, excluding an equity-based compensation expense of approximately $0.7 million and $1.9 million of pre-tax capital gain, was $1.7 million or $0.08 per share, an increase of 13% and 14%, respectively, over the $1.5 million or $0.07 per share reported for the second quarter of 2008.
During the quarter, the Company concluded ten new license agreements. Eight agreements were for CEVA DSP cores and platforms and one each were for CEVA SATA and PLL technologies. Target applications for customer deployment are 4G handsets, 3G & 4G femtocells, Passive Optical Networks and Media Phones. Geographically, four of the ten deals signed were in Europe, four were in the Asia Pacific region, including Japan, and two were in the U.S.
Yaniv Arieli, Chief Financial Officer of CEVA, stated, “Notwithstanding the challenging conditions during the second quarter, CEVA achieved strong financial performance: U.S. GAAP operating margins increased significantly from less than 1% to 8% and non-GAAP operating margins doubled to 16%, both as compared to the same period in 2008. We continued to strengthen the Company’s already substantial cash position during the quarter, generating positive cash flow of approximately $2.7 million. As of June 30, 2009, CEVA’s cash balances and marketable securities were $87.7 million.”
CEVA Conference Call

On July 29, 2009, CEVA management will conduct a conference call at 8:30 a.m. Eastern Time / 1:30 p.m. London time, to discuss the operating performance for the quarter.
The conference call will be available via the following dial in numbers:
•	US Participants: Dial 1-877-493-9121 (Access Code: CEVA)
•	UK/Rest of World: Dial +44-800-051-3806 (Access Code: CEVA)
The conference call will also be available live via the Internet at the following link: http://www.videonewswire.com/event.asp?id=60166. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.
For those who cannot access the live broadcast, a replay will be available by dialing 1-800-642-1687 (passcode: 18612633) for US domestic callers and +44-800-917-2646 (passcode: 18612633) for international callers from two hours after the end of the call until 11:59 p.m. (Eastern Time) on August 5, 2009. The replay will also be available at CEVA’s web site www.ceva-dsp.com.

For More Information Contact:

Yaniv Arieli, CFO	Richard Kingston
CEVA, Inc.	CEVA, Inc.
Tel: +1.408.514.2941	Tel: +1.408.514.2976
Email: yaniv.arieli@ceva-dsp.com	Email: richard.kingston@ceva-dsp.com
About CEVA, Inc.
Headquartered in San Jose, Calif., CEVA is a leading licensor of silicon intellectual property (SIP) DSP Cores and platform solutions for the mobile handset, portable and consumer electronics markets. CEVA’s IP portfolio includes comprehensive solutions for multimedia, audio, voice over packet (VoP), Bluetooth and Serial ATA (SATA), and a wide range of programmable DSP cores and subsystems with different price/performance metrics serving multiple markets. In 2008, CEVA’s IP was shipped in over 300 million devices. For more information, visit www.ceva-dsp.com.
Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including Mr. Wertheizer’s statements about the company being encouraged by the increased interest in CEVA’s newest DSP technologies for next generation wireless products. The risks, uncertainties and assumptions include: the ability of the CEVA DSP cores and other technologies to continue to be strong growth drivers for us; our success in penetrating new markets and maintaining our market position in existing markets; the effect of intense competition within our industry; the effect of the challenging period of growth experienced by industries in which we license our technologies; the possibility that the markets for our technologies may not develop as expected; the possibility that the markets for our technologies may not develop as expected or that products incorporating our technologies do not achieve market acceptance; our ability to timely and successfully develop and introduce new technologies; our ability to continue to improve our royalty revenue in future periods; and general market conditions and other risks relating to our business, including, but not limited to, those that are described from time to time in our SEC filings. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

CEVA, INC. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS — U.S. GAAP
U.S. dollars in thousands, except per share data

	Quarter ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008
	Unaudited	Unaudited	Unaudited	Unaudited
Revenues:
Licensing	$4,273	$6,026	$8,817	$11,114
Royalties	3,950	3,038	7,709	6,771
Other revenues	887	1,019	2,097	2,265

Total revenues	9,110	10,083	18,623	20,150

Cost of revenues	1,152	1,268	2,362	2,438

Gross profit	7,958	8,815	16,261	17,712

Operating expenses:
Research and development, net	3,996	5,235	8,071	10,355
Sales and marketing	1,650	1,806	3,286	3,579
General and administrative	1,558	1,696	3,030	3,286
Amortization of intangible assets	—	20	—	41
Reorganization expense	—	—	—	3,537

Total operating expenses	7,204	8,757	14,387	20,798

Operating income (loss)	754	58	1,874	(3,086)
Interest and other income, net	2,375	546	2,851	12,223

Income before taxes on income	3,129	604	4,725	9,137
Taxes on income (benefit)	814	(87)	1,042	2,935

Net income	2,315	691	3,683	6,202

Basic net income per share	$0.12	$0.03	$0.19	$0.31

Diluted net income per share	$0.12	$0.03	$0.19	$0.30

Weighted-average number of Common Stock used in computation of net income per share (in thousands):
Basic	19,515	20,140	19,536	20,118
Diluted	20,014	20,804	19,884	20,764

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures
(U.S. Dollars in thousands, except per share amounts)

	Quarter ended				Six months ended
	June 30,				June 30,
	2009		2008		2009		2008
	Unaudited		Unaudited		Unaudited		Unaudited
GAAP net income	2,315		691		3,683		6,202
Equity-based compensation expense included in cost of revenue	34		27		69		55
Equity-based compensation expense included in research and development expenses	230		265		492		532
Equity-based compensation expense included in sales and marketing expenses	142		142		304		237
Equity-based compensation expense included in general and administrative expenses	311		285		660		473
Reorganization expense	—		—		—		3,537	(1)
Other income	(1,901	)(2)	(24	)(4)	(1,901	)(2)	(10,889	)(3)(4)
Taxes on income	543	(2)	91		543	(2)	3,196	(3)

Non-GAAP net income	1,674		1,477		3,850		3,343

GAAP weighted-average number of Common Stock used in computation of diluted net income per share (in thousands)	20,014		20,804		19,884		20,764

Weighted-average number of shares related to outstanding options	—		169		—		169

Weighted-average number of Common Stock used in computation of diluted net income per share, excluding equity-based compensation expense; reorganization expense, net; capital gains associated with the divestment CEVA’s equity investment in GloNav Inc, net; and disposal of an investment (in thousands)	20,014		20,973		19,884		20,933

GAAP diluted net income per share	$0.12		$0.03		$0.19		$0.30
Equity-based compensation expense	$0.04		$0.04		$0.08		$0.06
Reorganization expense	—		—		—		$0.17	(1)
Other income	$(0.1	)(2)	$0.00	(4)	$(0.1	)(2)	$(0.52	)(3)(4)
Taxes on income	$0.02	(2)	$0.00		$0.02	(2)	$0.15	(3)

Non-GAAP diluted net income per share	$0.08		$0.07		$0.19		$0.16

(1)	Results for the six months ended June 30, 2008 included a reorganization expense of $3.5 million related to the termination of the long-term Harcourt lease property in Ireland.

(2)
Results for the second quarter and six months ended June 30, 2009 included a capital gain of $1.9 million reported in interest and other income, net, and the applicable tax expense of $0.5 million reported in taxes on income, related to the divestment of CEVA’s equity interest in GloNav Inc. to NXP Semiconductors.

(3)
Results for the six months ended June 30, 2008 included a capital gain of $10.9 million reported in interest and other income, net, and the applicable tax expense of $3.2 million reported in taxes on income, related to the divestment of CEVA’s equity interest in GloNav Inc. to NXP Semiconductors.

(4)	Results for the second quarter and six months ended June 30, 2008 included a gain of $0.02 million reported in interest and other income, net, related to the disposal of an investment.

CEVA, INC. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(U.S. Dollars in thousands)

	June 30,	December 31,
	2009	2008
	Unaudited	Audited
ASSETS
Current assets:
Cash and cash equivalents	$8,215	$13,328
Marketable securities and bank deposits	79,528	71,301
Trade receivables, net	5,544	5,390
Deferred tax assets	945	1,085
Prepaid expenses and other accounts receivables	5,127	4,921

Total current assets	99,359	96,025

Long-term investments:
Severance pay fund	3,690	3,441
Deferred tax assets	475	351
Property and equipment, net	1,187	1,271
Goodwill	36,498	36,498

Total assets	$141,209	$137,586

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade payables	$614	$615
Deferred revenues	734	1,034
Taxes payable	389	44
Accrued expenses and other payables	8,186	10,446

Total current liabilities	9,923	12,139

Accrued severance pay	4,031	3,788

Total liabilities	13,954	15,927

Stockholders’ equity:
Common Stock:	20	20
Additional paid in-capital	155,238	153,712
Treasury Stock	(4,902)	(5,077)
Other comprehensive income (loss)	397	(24)
Accumulated deficit	(23,498)	(26,972)

Total stockholders’ equity	127,255	121,659

Total liabilities and stockholders’ equity	$141,209	$137,586